Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sixth Amended and Restated 2004 Long Term Incentive Plan of ION Geophysical Corporation of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of ION Geophysical Corporation and subsidiaries and the effectiveness of internal control over financial reporting of ION Geophysical Corporation and subsidiaries included in ION Geophysical Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
August 4, 2011

Exhibit 23.1-1